Exhibit 10.26

TROUT LAKE AND WABIGOON FIBER SUPPLY AGREEMENT

TROUT LAKE AND WABIGOON FIBER SUPPLY AGREEMENT (the “Agreement”) made with effect from the 7th day of March 2007 between WEYERHAEUSER COMPANY LIMITED, a Canadian corporation (hereinafter referred to as “Weyerhaeuser”), and DOMTAR PULP AND PAPER PRODUCTS INC., a Canadian corporation (hereinafter referred to as “Domtar”).

RECITALS

A.	Pursuant to the Canadian Purchase Agreement (the “Canadian Purchase Agreement”) dated as of March 5th, 2007 among Domtar Paper Company, LLC (formerly known as Weyerhaeuser ELI, LLC) (“Newco”), a Delaware limited liability company and a wholly-owned subsidiary of Weyerhaeuser Company, Domtar (Canada) Paper Inc. (formerly known as Weyerhaeuser Yukon, Inc.), a Canadian corporation and an indirect subsidiary of Newco, Weyerhaeuser, Domtar and Weyerhaeuser Saskatchewan Ltd., a Saskatchewan corporation and a subsidiary of Weyerhaeuser, Domtar has on the effective date of this Agreement purchased from Weyerhaeuser and Weyerhaeuser Saskatchewan Ltd., and Weyerhaeuser and Weyerhaeuser Saskatchewan Ltd. have sold to Domtar certain of the assets of the Newco Business, and Domtar has assumed certain of the liabilities of the Newco Business, upon the terms and subject to the conditions of this Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Canadian Purchase Agreement.

B.	Domtar produces poplar and white birch logs for Timberstrand from its Trout Lake and Wabigoon Forests (the “products”) and has an obligation to make such products available to Weyerhaeuser pursuant to the ministerial letter of crown wood supply commitment, dated June 16, 1999, and the applicable and approved forest management plan.

C.	Weyerhaeuser is desirous of purchasing the products from Domtar for its mill situated in Kenora, Ontario (the “Mill”) on the terms set out herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter contained, Domtar and Weyerhaeuser agree herein as follows:

1.	TERM, RENEWAL AND TERMINATION:

1.1 This Agreement shall be effective as of March 7th, 2007 (the “Effective Date”) and shall remain in effect for twenty (20) years until March 7th, 2027 (the “Initial Term”).

1.2 The parties may extend the Initial Term from time to time for such further period or periods as the parties may mutually agree in an amendment to this Agreement in writing executed by the parties.

1.3 This Agreement shall terminate automatically upon:

(i)	the bankruptcy of either party or the making of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator for such party or for all or a substantial part of its property, or the commencement of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against such party under the laws of any jurisdiction;

(ii)	the default of a party in performing a material obligation hereunder, provided that: (a) the other party shall have first given written notice of such default to the party in default (a “Default Notice”), which Default Notice shall set out in reasonable detail the particulars of the default alleged, and (b) such default shall not have been remedied within 15 days of notice thereof by the party in default; or

(iii)	the mutual consent of the parties.

1.4 Weyerhaeuser and Domtar are parties to a letter on the Wood Supply for the Mill from the Trout Lake and Wabigoon Forests dated November 17, 2000 (the “Letter of Agreement”). This Agreement supersedes the Letter of Agreement during the term of this Agreement. However, if this Agreement is terminated or expires, then the Letter of Agreement shall govern as between the parties unless it has been terminated or has expired.

2.	QUANTITIES:

2.1 Subject to Section 8, Domtar agrees to sell, and Weyerhaeuser agrees to purchase the products.

2.2 Domtar shall make available to Weyerhaeuser, an aggregate total of 108,000 cubic meters (“m3”) annually of poplar logs and 12,000 m3 of white birch logs from its Trout Lake Forest and Wabigoon Forests, the whole pursuant to the ministerial letter of crown wood supply commitment, dated June 16, 1999, and the applicable and approved forest management plans. Any allowable cut increases or decreases will be shared proportionately between Weyerhaeuser and Domtar.

2.3 If Weyerhaeuser does not use its annual volume referred to in the ministerial letter of crown wood supply commitment, dated June 16, 1999, in any given year during the Initial Term of this Agreement, or any renewal thereof, Weyerhaeuser will in writing notify Domtar through the sending of the Notice (as defined herein below) and grant its rights to Domtar for the specified unused volume for that calendar year or as otherwise agreed for a further period of time, Domtar shall be free to sell for its own account such unused annual volume to any third party without incurring any liability with respect to such sale. Weyerhaeuser shall provide Domtar with a written notice no later than October 15th of each calendar year during the Initial Term, and any renewal thereof, setting out its annual volume requirements (the “Notice”), except that in the first year of the Initial Term, Weyerhaeuser shall provide the Notice as soon as reasonably possible after the closing of the transaction referred to in the recitals hereto.

2.4 The parties shall, in principle, make available the above supply and take delivery thereof on an evenly distributed basis. Weyerhaeuser and Domtar shall meet on or before September 30th of each year to forecast the volume and tentative delivery schedule of the products to be supplied to Weyerhaeuser by Domtar in the following year. Each party shall send representatives to such meeting who have full power and authority to negotiate terms of the upcoming calendar year’s annual products’ supply plan. Not less than 15 days before the date of such meeting Weyerhaeuser shall provide Domtar with a forecast of its product requirements for the Mill for the upcoming calendar year. The annual timber supply plan to be negotiated by the parties shall contain, at a minimum, the following items:

Item	Date of Agreement
Reporting and communication requirements	September 30
Total volume and delivery schedule	October 15
Delivered products price	Before November 30

2.5 The parties shall consider and discuss all reasonable alternative methods of supplying and delivering the volumes taking into account at all times economic and strategic considerations that affect both parties to the extent possible.

2.6 If Weyerhaeuser declines to take any of the volume within any given year, such volume is not to be carried forward to subsequent years unless both parties agree in writing to do so.

2.7 Both parties recognize the need for annual scheduling and operational planning. It is agreed that communication of changes to both parties’ plans will be carried out regularly and clearly. Unless otherwise agreed, the annual plan volume will be delivered in approximately twelve (12) equal monthly volumes.

2.8 Subject to Section 8, if Domtar is unable to produce annual required volumes, Domtar will on request by Weyerhaeuser surge hire extra capacity at Weyerhaeuser’s expense or apply for a third party licence to be issued to Weyerhaeuser and/or its contractor and provide to Weyerhaeuser or its contractor a third party agreement consistent with the terms of this Agreement upon such terms and conditions as are customary in the industry. Should the parties fail to agree upon any term or condition of the third party agreement, and in particular governance under CEP jurisdiction, either party may, by written notice, request that the term or condition be determined in accordance with the procedures for dispute resolution set forth in Section 9 of this Agreement.

2.9 Domtar shall have the right to provide to Weyerhaeuser from different sources, that have not been sourced by Weyerhaeuser within the last two (2) years, and exclusive of wood directed by the Crown under MOAs to either Dryden Paper mill or the Mill, replacement volumes of products of equivalent quality at equal or lesser cost than the volumes being provided from the Trout Lake and Wabigoon Forests.

3.	SPECIFICATION AND QUALITY:

3.1 Products sold hereunder shall meet the product specifications set forth in Exhibit “A”.

3.2 Weyerhaeuser shall make such measurements and tests as it, acting reasonably, deems necessary to determine the quantity and quality of products supplied by Domtar. Domtar shall accept and be bound by such measurements and tests, and the results thereof, subject always to Domtar’s right to verify said measurements, tests and results upon reasonable prior notice and during regular business hours. Any correction required to be made by a party to an amount paid for a particular shipment of products as a result of this Section 3.2 shall not, in any case, be made to an amount paid for a shipment of products delivered more than 60 days prior to such measurement and testing.

3.3 Weyerhaeuser expressly reserves the right to inspect any phase of Domtar’s operations pertaining to the manufacture and shipment of products upon reasonable prior notice and during regular business hours.

4.	MEASUREMENT DETERMINATION/ADVANCE AT ROADSIDE:

4.1 Domtar agrees to be bound by Weyerhaeuser’s weigh scale except that Domtar has the right to verify said measurements, tests and results upon reasonable prior notice and during regular business hours. Conversion factors from mass to volume, as required, will be based on five (5) rolling samples per month taken and paid for by Weyerhaeuser at its Mill. Any cost of samples in excess of five (5) per month shall be at Domtar’s cost.

4.2 Should Domtar elect to receive advance payments at roadside, Domtar shall scale all products at roadside, at its cost, using qualified scalers and Weyerhaeuser agrees to promptly advance payment to Domtar at a rate of 95% of the bush scale volume so measured, at a maximum, for one (1) month of production, which will be based on the annual volume set out in the Notice prorated over a twelve month period (not to exceed the agreed amount for each such month unless otherwise agreed in writing). Such advances will be reconciled against delivered volumes to the Mill, calculated through the conversion of mass to volume as specified in Section 4.1 above with final payments or deductions made thereafter.

5.	DELIVERY/PRODUCT SCHEDULE/ROAD CONSTRUCTION:

5.1 All processed products from the Trout Lake and Wabigoon Forests shall be delivered by Domtar to the Mill.

5.2 All products shall be made available in approximately equal monthly instalments and as near as possible at uniform daily rates, subject to alternative delivery schedules as Weyerhaeuser and Domtar may from time to time agree upon in writing so as to accommodate, where possible, the other party’s production schedules, and subject, where possible, to any plant shutdowns, maintenance or force majeure incurred by either party.

5.3 Domtar shall be solely and exclusively responsible for the construction and maintenance of all roads that facilitate its harvesting and delivery of the products to the Mill, in accordance with the applicable Annual Work Schedule and Forest Management Plan.

6.	TITLE AND RISK OF LOSS:

6.1 All products to be supplied by Domtar under this Agreement shall be supplied free and clear of any and all prior claims, security interests, mortgages, liens, charges or any other encumbrances whatsoever. Title to, all rights of property in, and all risks of loss or damage or destruction to the products shall pass to Weyerhaeuser f.o.b. the Mill. Notwithstanding the foregoing, if the parties have agreed that Weyerhaeuser has the right to harvest the products itself, then title to, all rights of property in, and all risks of loss or damage or destruction to the products shall pass to Weyerhaeuser upon harvesting of the products in the Trout Lake and Wabigoon Forests.

7.0	PRICE, PAYMENT AND PRICE DETERMINATION:

7.1 The price shall be calculated on the basis of net tonnes. The parties agree to negotiate the price in good faith and take into consideration the following factors:

(i)	The harvesting cost for the products and any changes to the harvesting costs incurred by Domtar and/or its contractors from time to time in harvesting and delivering of the product to Weyerhaeuser;

(ii)	Transportation costs incurred by Domtar in delivering the products to the Mill from the traditional supply areas and reasonable distances in an operationally efficient manner;

(iii)	An allowance for Domtar’s forest management costs;

(iv)	An allowance for Domtar’s overhead costs attributable to the provision of products under this Agreement; and

(v)	The quality specifications for products required to be met at the Mill as described in Exhibit “A” or amendment thereto.

If the parties cannot agree to a price, species, form, volume, or delivery schedule by the last day of November for each year in question, the issue shall be resolved by the dispute settlement process pursuant to Section 9 of this Agreement.

All timber cut in the course of providing for a normal in-bush inventory (approximately one month) but not yet delivered at the time of any notice of curtailment by Weyerhaeuser (whether due to force majeure or otherwise) shall be processed and delivered to the Mill and paid for by Weyerhaeuser. Once a commitment is made and costs have been incurred by Domtar, if Weyerhaeuser fails to take the committed volumes causing Domtar to curtail operations as a result or otherwise suffer additional costs, Weyerhaeuser will reimburse Domtar for the portion of its fixed overhead costs attributable to the supply of such fiber. In such case, Domtar will use its best efforts to dispose of the excess fiber elsewhere to mitigate this potential financial impact. Domtar may request additional costs reasonably incurred with respect to such agreed upon volumes and if Weyerhaeuser is not in agreement, this issue may be taken to arbitration.

All prices are exclusive of sales and any other taxes applicable to the sale of products under this Agreement.

7.2 Subject to Section 4.2, the balance of the purchase price shall be due and payable on or before the 15th day of each month setting forth the quantities of products purchased during the preceding month, the applicable prices and a calculation of the total amount payable in respect thereof. Weyerhaeuser shall deliver the statement to Domtar within two (2) business days thereafter together with payment for the products purchased during the preceding month. If payment is made to Domtar after net thirty (30) days, interest is due thereafter at a rate equal to the prime rate announced by The Toronto-Dominion Bank (or its successor) for Canadian dollar loans to its Canadian customers on commercial loans plus 2% per annum. Domtar shall have the right to suspend future deliveries if the invoiced amounts are not paid by Weyerhaeuser after ninety (90) days.

7.3 If the parties have agreed that Weyerhaeuser shall harvest the products itself, then payment for the products shall be made by Weyerhaeuser following scaling of the products by Weyerhaeuser at its Mill, which payment shall include applicable management fees to Domtar. Weyerhaeuser shall pay Domtar within fifteen (15) days of having scaled the products at its Mill. If the parties fail to agree upon payment, either party may, by written notice, request that the delivered price be determined in accordance with the procedures for dispute resolution set forth in Section 9 of this Agreement.

7.4 Each party shall maintain detailed records of: (i) all measurements and tests made by it pursuant to this Agreement; and (ii) all costs incurred by it for which it is, pursuant to this Agreement, entitled to be reimbursed in whole or in part by the other party. Each party shall make such records available to the other party for inspection at all reasonable times at the expense of the party making the request for an inspection.

7.5 Weyerhaeuser will pay Crown stumpage on receipt of the Crown invoice. Each party agrees to pay any fines or penalties levied by the Crown against the other party or such party as a result of any activities performed by or on behalf of such party under this Agreement.

8.0	FORCE MAJEURE:

Force Majeure may be declared by the affected party for events beyond the reasonable control of the party declaring force majeure, including but not limited to such events as a strike, lockout, labour dispute, coalition between workers, accident, fire, explosion, flood, embargo, war, riot, sabotage, act of God, enemy action, blockade, any decision of any government, or subdivision or agency thereof, delay or default of carriers or loggers, shutdown of a facility or forestry operations, inability to secure or a delay in securing machinery, equipment, material, supplies, including supply of fibre, fuel, or power necessary to the contractors or operation of facility, and general market conditions for the product or supplies for a facility, but not for lack of funds. In an event of force majeure:

a.	sales/purchases shall be reduced proportionately;

b.	neither party shall be considered to be in default;

c.	the affected party shall provide as much advance notice as reasonably possible stating the nature, anticipated date of commencement, duration and estimated effect of the event of force majeure. All reasonable attempts will be made by both parties to mitigate the impact of said event to the greatest extent possible as soon as possible; and

d.	the non-declaring party may enter into one or more third party agreements to dispose of/procure products during the duration of the force majeure event. The party experiencing force majeure must not unreasonably withhold agreement to such third party agreements.

9.0	DISPUTE SETTLEMENT PROCESS:

9.1 Any issue, dispute or controversy arising pursuant to this Agreement (a “Dispute”) shall be settled in the following manner. Upon written request of either party, the representatives of Weyerhaeuser and of Domtar shall promptly confer and exert their commercially reasonable efforts without the necessity of any formal proceeding related thereto to reach a reasonable and equitable resolution of such Dispute. If such representatives are unable to resolve such Dispute within ten (10) business days, the Dispute shall be referred to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until both parties’ responsible senior management have had at least five (5) business days to resolve the Dispute following its referral to them.

9.2 Should the parties’ senior management be unable to resolve the Dispute as provided for under this Section 9, the Dispute shall be settled by a single arbitrator in the city of Toronto, Ontario, in accordance with the International Arbitration Rules of ADR Chambers International. The procedures for arbitration shall be governed by the Arbitration Act (Ontario) as amended or supplemented from time to time. The single arbitrator shall have expertise in the area of the pulp and forestry industry. The arbitrator may award costs to the prevailing party. The arbitrator’s decision shall be final and binding upon the parties.

9.3 Either party may trigger an arbitration by notice to the other and the parties shall have thirty (30) days to provide positions in writing to the arbitrator. The arbitrator shall make a determination within another thirty (30) days or within such other period the arbitrator may determine, bearing in mind the time sensitive nature of this process.

9.4 While any issue is under dispute, Domtar shall continue to supply and Weyerhaeuser shall continue to purchase the products under the terms in effect before the Dispute arose. Any products supplied during the Dispute settlement process shall be subject to a retroactive price adjustment as determined by the arbitrator once the price has been determined through the dispute resolution process set forth under this Section 9.

9.5 If the issue in dispute is price, the arbitrator shall consider the factors set out in Section 7.1 of this Agreement.

10.0	WARRANTY; INDEMNITY AND LIMITATION OF LIABILITY:

10.1 Domtar warrants to Weyerhaeuser that Domtar has good, clear and unencumbered title to the products sold hereunder and has the full lawful right to sell said products. Domtar further warrants that each delivery of products shall meet the specifications contained in Exhibit “A”. Domtar’s obligation under this warranty is limited to a reduction of the price (to be mutually agreed upon by the parties) to reflect the failure to meet such specifications. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER

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WARRANTIES EXPRESSED OR IMPLIED, INCLUDING MERCHANTABILITY, AND ALL OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF DOMTAR’S FAILURE TO MEET SAID SPECIFICATIONS, INCLUDING LIABILITIES ARISING FROM CLAIMS OF CONTRACT OR TORT.

10.2 In no event will either party be liable to the other for any special, incidental or consequential damages (including, without limiting the generality of the foregoing, or punitive damages), regardless of whether the party knows or should have known of the possibility of such damages being incurred by the aggrieved party.

11.0	ASSIGNMENT:

In the event of the sale or other form of transfer of all or substantially all of the assets composing the Mill, the parties shall consent to the assignment of this Agreement to the purchaser of the Mill provided that the purchaser undertakes in writing to be bound by each of the terms hereof as if it was an original party to this Agreement. If there is a transfer of SFL no. 542461 (Trout Lake Forest) or 541953 (Wabigoon Forest), the parties shall consent to the extent possible of the assignment of this Agreement to the transferee of such SFL, the whole subject to the Ontario Minister of Natural Resources’ approval and consent. In such event, the assigning party shall be released from any ongoing obligations hereunder as and from the date of transfer of such assets. Domtar agrees that, in the event of a transfer of either SFL, approximately 1/3rd of the volume contemplated under this Agreement shall be assigned from the Trout Lake Forest and approximately 2/3rds from the Wabigoon Forest.

12.0	NOTICES:

Any notice, consent, approval, authorization, waiver or permission hereunder shall be ineffective unless in writing, signed by a representative of the sender authorized to do so by an officer of the sender, and shall be deemed given only when delivered in person to an officer of the addressee or when transmitted by facsimile (provided confirmation is sent by mail within 1 business day) or upon receipt when such notice was sent by mail. The term “sent by mail” shall mean deposited in the mail, registered or certified mail return receipt requested, postage prepaid, addressed to the receiving party at the address and to the attention of the person below or such other address or person as the receiving party may notify the other:

To Weyerhaeuser:	Weyerhaeuser Company Limited
5th Floor, 925 West Georgia Street
Vancouver, BC V6C 3L2
Attention: General Counsel
Facsimile: (604) 687-2314

To Domtar:	Domtar Pulp and Paper Products Inc.
395 Blvd. de Maisonneuve West
Montreal, QC H3A 1L6
Attention: Corporate Secretary
Facsimile: (514) 848-6850

13.0	INTERPRETATION:

The laws of the Province of Ontario shall govern all aspects of this Agreement, including its validity, interpretation, performance, operation and enforcement. It is the intent of the parties that this Agreement be the binding and enforceable obligation of each party and be interpreted as aforesaid from and after the date of execution hereof.

14.0	COMPLIANCE WITH LAWS:

Both parties shall comply with all applicable federal, provincial and local laws, rules, and regulations, including, but not limited to, Occupational Safety and Health Act, unemployment compensation laws, worker’s compensation laws, Ministry of Transportation regulations, and each party specifically agrees to indemnify and hold the other harmless from any claims, liabilities or expenses arising out of the violation of any such laws, rules and regulations.

15.0	INTEGRATION AND PREVIOUS AGREEMENTS:

Except as set out in Section 1.4, this Agreement supersedes all prior agreements and communications. This Agreement shall not be altered by either party except by consent of both parties in writing executed by their duly authorized representatives.

16.0	COUNTERPARTS:

The parties agree that this Agreement shall be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one single agreement between the Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

WEYERHAEUSER COMPANY LIMITED		DOMTAR PULP AND PAPER PRODUCTS INC.

By:	/S/ PATRICK M. LANE	By:	/S/ PATRICK M. LANE

Its:	Director and Controller	Its:	Vice President